SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2005

OMNOVA SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Ghent Road Fairlawn, Ohio	44333-3300
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 869-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On February 2, 2005, the Company announced that on January 27, 2005 OMNOVA Solutions Inc. (the “Company”) was exiting its North American wallcovering distribution business known as Muraspec North America and that the exit would be substantially complete by the end of the Company’s first fiscal quarter of 2005. At the time of the announcement, the Company could not estimate either the severance costs or the asset disposal costs due to the continuing negotiations with the newly appointed distributors for its Genon, Muraspec and Guard brands of commercial wallcoverings. The Company now estimates that it will incur the following charges: $1.2 million for severance, $1.1 million for the write-down of net current assets, and $2.1 million for the write-down of net fixed assets and sample material. The Company will also incur an additional $0.5 million of exit related costs offset by gains of $1.2 million on the settlement of outstanding debt and the sale of the Guard brand. The Company expects to realize a cash flow benefit of $1.2 million in 2005 as a result of this transaction. The Company will recognize a $3.7 million restructuring and severance charge in its first fiscal quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Kristine C. Syrvalin
Name:	Kristine C. Syrvalin
Title:	Corporate Secretary

Date: March 16, 2005